L & L ENERGY, INC.

130 ANDOVER PARK EAST, SUITE 101, SEATTLE, WA 98188
Phone: (206) 264-8065 Fax: (206) 264-7971 www.llenergyinc.com

March 9, 2010

PERSONALLY &
VIA FIRST CLASS MAIL

Mr. Paul W. Lee
19329 Farmington Rd
Livonia MI 48152

RE: Employment Contract Terms

Dear Paul:

We are pleased you have accepted the position as "General Manager, China Operations" ("China GM") for L & L Energy, Inc., ("L&L" or the "Company") working in China for all L&L Operations.

TERMS OF EMPLOYMENT

1. **Term.** The position is "at-will" and will continue until either party terminates in writing.

2. **Position.** The China GM is not an officer of the Company. The China GM will physically be located and work a majority of time in China. Initially your time will be split 50%/50% between China and the US. L&L intends to pay the China GM outside of the United States, however, if necessary L&L will file the GM China's compensation for tax purposes outside the US, even though L&L is not required to withhold US taxes from your compensation.

3. **Manager.** The China GM reports directly to the Company CEO, Dickson V. Lee, CPA.

4. **Outside Business Activities.** Your position at L&L should be your primary employment. All outside business activities should be secondary, and should be avoided if possible. Your outside activities should be disclosed to L&L. In addition, you should maintain high ethical standards, act diligently, and avoid appearance of impropriety or conflict of interest. L&L will pay you an additional $5,000/month to your insurance company to hire an outside professional manager to handle your existing insurance business, so that you can focus on L&L business.

5. **Employment Status**. Your position is an exempt position as defined under the Fair Labor Standards Act of 1938 and other applicable federal and/or laws. Your job performance will be evaluated based on merit, by your supervisor.

6. Compensation/Benefits.

6.1 Compensation. The Company shall pay you Ten Thousand Dollars ($10,000) per month in cash plus an additional compensation of 2,500 Rule-144 restricted shares of common stock per month, the amount will start on May 1, 2010. Shares will be vested each quarter based on the first five day average trading price for the quarter. The shares will be issued once per year. The Company will pay applicable taxes including withholding on the shares issued.

6.2 Additional Fees. As mentioned above, Five Thousand Dollars ($5,000) will be paid per month to Paul W. Lee LLC, Inc. so that you can focus on L&L business. This amount will be reported annually on an IRS Form 1099. L&L is not responsible for your personal tax return nor tax liabilities.

6.3 Bonus.

6.3.1 Stock Bonus. A one-time stock offering of 100,000 shares will be paid over a three year period. Of which 33,333 shares will be paid immediately upon signing of this contract; 33,333 shares on January 31, 2011; and the remaining 33,334 shares on January 31, 2012. If you leave the company before the end of the 3 year period, all 100,000 shares will be surrendered to the company.

6.3.2 Annual Bonus. You will be eligible for shares via a management pool bonus as well as any bonus structure in place approved by the L&L Board of Directors.

6.4. **Reimbursement of Expenses**. For administrative purposes, it is understood that the Company shall directly pay all your reasonable and necessary out-of pocket expenses related to your position. You shall avoid paying out of pocket. However, under unique circumstances, you may request reimbursement of reasonable and necessary expenses paid or incurred by you in the performance of your duties. All reimbursements shall be timely made once you provide Company with original receipts for such expenses. Expenses in the amount over $1,000 require advanced written approval from your supervisor to be reimbursable.

6.5. **Benefits.** See Personnel Manual.

7. **Termination.** Either party may terminate this Agreement by written notice at any time for any reason or for no reason.

8. **Insider Information.** You are an Insider of L&L, thus shall protect the Company's private and confidential non-disclosed information, as an insider under SEC and related authority. In this capacity you cannot release or disclose insider information to friends, relative and others and cannot use information you learned as CFO about the Company, to avoid making profit and avoid losses on LLFH stock.

8.1 Nondisclosure Agreement. You agree to sign Company's standard Nondisclosure Agreement as a condition of your position. We wish to impress upon you that we do not wish

you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

8.2. Sale of Shares. To avoid insider dealing, if you wish to sell shares of L&L common stock, then you will need to offer such shares to any officers and Board Members first. They will have first right of refusal on any purchase of shares.

9. Authorization to Work. It is understood that because of federal regulations adopted in the Immigration Reform and Control Act of 1986, you are required to present documentation demonstrating that you have authorization to work in the United States.

10. Further Assurances. Each party with good intent to uphold professional standards shall perform any and all further acts and execute and deliver any documents that are reasonably necessary to carry out the intent of this Agreement.

11. Notices. All notices or other communications required or permitted by this Agreement or by law shall be in writing and shall be deemed duly served and given when delivered personally or by facsimile, air courier, certified mail (return receipt requested), postage and fees prepaid, to the party at the address indicated in the signature block or at such other address as a party may request in writing.

12. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Washington.

13. Entire Agreement. This Agreement sets forth the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior written agreements and all prior or contemporaneous oral Agreements and understandings, expressed or implied.

14. Written Modification and Waiver. No modification to this Agreement, nor any waiver of any rights, shall be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right or any subsequent breach or default.

15. Severability. If any of the provisions of this Agreement are determined to be invalid, illegal, or unenforceable, such provisions shall be modified to the minimum extent necessary to make such provisions enforceable, and the remaining provisions shall continue in full force and effect to the extent the economic benefits conferred upon the parties by this Agreement remain substantially unimpaired.

16. Arbitration of Disputes. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Both parties agree not to bring any litigation against each other in court.

We look forward to your arrival and what we hope will be the start of a mutually satisfying work relationship.

Sincerely,

Dickson V. Lee, CEO

Acknowledged, Accepted, and Agreed

3/9/2010

Dickson V. Lee, CEO
L&L Energy, Inc.
130 Andover Park East
Seattle, WA 98188

Dated

Acknowledged, Accepted, and Agreed

03/09/10

Paul W. Lee
19329 Farmington Rd
Livonia MI 48152

Dated

Acknowledged, Accepted, and Agreed

03/09/10

Paul Lee
c/o Paul W. Lee LLC
19329 Farmington Rd
Livonia MI 48152

Dated